Exhibit 10.84
BUSINESS OBJECTS S.A.
FORM OF STOCK SUBSCRIPTION WARRANTS AGREEMENT
The terms and conditions of the warrants (“the Warrants”) which give right to subscribe to a maximum of ___ ordinary shares of 0.10 euro nominal value each of Business Objects S.A., a société anonyme organized under the laws of French Republic (the “Company”) have been set by the Company’s board of directors at its meeting held on June 5, 2007.
This stock subscription warrants agreement and its exhibits (the “Agreement”) is made by and between the Company and Mr. ___(the “Holder”). For good and valuable consideration, the receipt and adequacy of which is hereby acknowledged, the parties hereto agree as set forth below.
1. General
The Holder, any subsequent holder or assigns as further defined hereunder, is entitled to subscribe from the Company, a maximum of ___ ordinary shares of 0.10 euro nominal value each of the Company (“the Shares”), subject to adjustment in accordance with the terms and conditions fixed by the Company’s board of directors on June 5, 2007, at an exercise price of 29.99 euros per Share, subject to adjustment in accordance with the terms and conditions fixed by the Company’s board of directors on June 5, 2007, (the “Exercise Price”), and subject to the vesting provisions of section 2 hereof. These ___ Warrant Shares are underlying to the Warrants granted and issued by the Company’s board of directors at the meeting held on June 5, 2007, in accordance to the authorization granted by the shareholders of the Company at the general shareholders’ meeting held on June 5, 2007.
2. Exercise period and vesting schedule
     (a) To the extent the Warrants have then vested pursuant to Section 2(b) below, they shall be exercisable in whole or in part by the Holder hereof, provided however that upon termination of the office of the Holder as director of the Company, these Warrants shall remain exercisable for a period of 90 days.
     (b) [Mr. Silverman, Mr. Charlès and Mr. Lauk] These Warrants may be exercised for up to 15,000 Shares on or after June 1, 2008, up to an additional 15,000 Shares on or after June 1, 2009, and up to an additional 15,000 Shares on or after June 1, 2010.
     (b) [Mr. Pascarella] These Warrants may be exercised for up to 15,000 Shares on or after June 1, 2009 and up to an additional 15,000 Shares on or after June 1, 2010.
     (b) [Mr. Peterschmidt] These Warrants may be exercised for up to 15,000 Shares on or after July 1, 2007, up to 15,000 Shares on or after June 1, 2008 and up to an additional 15,000 Shares on or after June 1, 2009.

     (c) These Warrants may be exercised in one or several times, but at the latest on the earlier of the two following dates : (i) on June 5, 2014, or (ii) in case of termination of the term of office as director of the Company, within 90 days following such termination date.
     (d) On the 91st day following such termination of his office as director of the Company, the Holder agrees to sell to the Company any and all non-exercised Warrants for an aggregate price of 1 euro and the Company agrees to purchase such non-exercised Warrants for an aggregate price of 1 euro. The Holder hereby grants on his behalf and on behalf of any assignee of the Holder, all power and authority to the Company to register in its books the transfer of all such non-exercised warrants as from the 91st day following the termination referred to in paragraph (c) above. Then the Company’s board of directors will cancel such repurchased non-exercised Warrants.
3. Exercise of Warrants.
     The Warrants may be exercised by the Holder hereof, in accordance with section 2 hereof, by (i) notification of exercise by registered mail to the Company together with a share subscription form (bulletin de souscription) in the form attached hereto, duly completed and signed by the Holder and (ii) full payment of the Exercise Price for the Shares to be issued with respect to which the Warrants are exercised. The exercise Price may be paid exclusively in euros, in cash, by check or by wire transfer. The Warrants shall be deemed exercised on the date on which the Company receives payment of the Exercise Price irrespective of the date of delivery of the notification of exercise and/or the subscription form. Any applicable taxes shall be the sole responsibility of the Holder and not of the Company.
4. Adjustment of Warrants .
     The Company may from the date of issuance of the Warrants and in accordance with article L. 228-98 of the French Commercial Code, modify its form and its corporate purpose without needing to obtain the prior consent of the Holder at a general meeting of the warrant holders.
     In accordance with article L. 228-98 of the French Commercial Code, the Company may modify the rules governing the allocation of profits or redeem its share capital without needing to obtain the prior consent of the Holder at a general meeting of the warrant holders, provided that the Company takes the necessary measures in order to maintain the rights of the Holder pursuant to the conditions described below.
     In the event of a reduction of the Company’s share capital resulting from losses, whether by way of a reduction in the nominal value or the number of Shares composing the share capital, the rights of the Holder to receive Shares will be reduced accordingly, as if the Holder had exercised his rights prior to the date at which the reduction of share capital has become definitive.
     In the event the Company carries out any of the following transactions after the date of issuance of the Warrants:

•	Issuance, under any form, of new equity securities with preferential subscription rights in favour of its shareholders;

•	allocation of free Shares;

•	distribution of reserves in cash or in kind or of share premiums

•	modification of the allocation of profits;

•	redemption of capital;

•	repurchase of its own Shares at a price higher than the market price; or

•	takeover, merger, or spin-off;
the Company will maintain the rights of the Holder, in accordance with articles L. 228-99, L. 228-101 and R.228-87 et seq. of the French Commercial Code by means of an adjustment of the conditions of subscription according to the conditions described hereafter.
This adjustment will be realized in such a manner as to equalize the value of the Shares that will be obtained upon exercise of the right after the completion of the transaction with the value of the Shares that would have been obtained upon exercise of the Warrants prior to the transaction.
In the event of adjustments carried out in accordance with paragraphs a) to g) hereafter, the new conversion ratio will be calculated to the nearest hundredth of a Share (with 0.005 being rounded to the nearest superior cent). Any subsequent adjustments will be carried out on the basis of a newly calculated and rounded conversion ratio. However, since the exercise of the Warrants may only result in the delivery of a whole number of Shares, fractional entitlements will be settled as specified hereafter.
To this effect, the new basis for the exercise of Warrants will be calculated by taking into account the following:
a)	In the event of a transaction conferring a preferential subscription right, the formula:

Price of the subscription right

Share price ex-subscription right
For the purposes of calculating this formula, the price of the Share ex-subscription right and the price of the subscription right will be determined on the basis of the average of the opening prices quoted on Eurolist by Euronext TM for all stock exchange trading days falling in the subscription period.

b)	In the event of an allocation of free Shares: the number of Shares allocated to each existing Share.

c)	In the event of a distribution of reserves in cash or in kind, or of share premiums, the formula:

Amount distributed per Share

Share price prior to the distribution
For the purposes of calculating this formula, the Share price prior to the distribution will be equal to the weighted average of the market prices on Eurolist by Euronext TM of at least the three stock exchange trading days immediately preceding the date of the distribution.

d)	In the event of a modification of the allocation of profits, the formula:

Reduction per Share in the right to profits

Share price prior to the modification
For the purposes of calculating this formula, the Share price prior to the modification of the allocation of profits will be equal to the weighted average of the market prices on Eurolist by Euronext TM of at least the three stock exchange trading days immediately preceding the date of the modification.

e)	In case of a redemption of share capital, the formula:

Amount per Share of the redemption

Share price prior to the redemption
For the purposes of calculating this formula, the Share price prior to the redemption will be equal to the weighted average of the market prices on Eurolist by Euronext TM of at least the three stock exchange trading days immediately preceding the date of the redemption.

f)	In the event of a buy-back by the Company of its own Shares at a price higher than the market price, the formula:

Pc % x (buy-back price minus Share price)

Share price
For the purposes of calculating this formula:
-	“Share price” means the weighted average of the market prices on Eurolist by Euronext TM of at least the three stock exchange trading days immediately preceding the buy-back (or the option to buy-back);

-	“Pc %” means the percentage of capital bought back;

-	“buy-back price” means the actual price at which the Shares are bought back (by definition, this will be higher than the market price).
g)	In the event that the Company is taken over by another company (absorption) or is merged with one or more companies to form a new company (fusion) or is spun-off (scission), the Holder will be entitled to subscribe to shares of the acquiring company, new company, or the beneficiary companies of a spin-off on the same terms as initially provided.

The number of shares of the acquiring company or companies, new company or companies, or the beneficiary companies of a spin-off to which the Holder is entitled will be determined by adjusting the number of shares of the issuing company to which they were entitled according to the number of shares to be created by the company or the companies benefiting from the capital contribution.
In the event that the Company carries out transactions for which an adjustment pursuant to paragraphs a) to g) heretofore was not carried out and that a subsequently enacted French laws or regulation would require an adjustment, or in the event that a future French law or regulation would modify the adjustments described above, the Company will carry out such an adjustment in accordance with the applicable laws and regulations, taking into account the relevant market practices in effect in France at the time.
The Company’s board of directors shall report on the components of the calculation and on the results of any adjustment in the first annual report following such adjustment.
In the event of fractional entitlements, Holder will obtain the nearest whole number of Shares inferior to his entitlement and the Company will pay the fractional entitlements in cash.
5. Non transferability of Warrants.
     (a) Except as provided in sub-section (b) below, the Holder hereby agrees not to sell, pledge, hypothecate, transfer, or dispose of the Warrants of in any manner other than by will or laws of descent or distribution and that the Warrants may be exercised, during the lifetime of the Holder, only by the Holder.
     (b) The transfer of these Warrants to the Holder’s Immediate Family (as definded below) shall be exempt from the provisions of section 5(a), provided however that the transferee agrees to be bound by and comply with the provisions of this Agreement, and signs a consent in the form attached hereto. « Immediate Family » as used herein shall mean the spouse, a direct descendant or ascendant, a brother or a sister of the Holder.
     (c) This Agreement is not transferable by endorsement or any other means and does not constitute evidence of ownership. If and when allowed, assignment of all or part of these Warrants may only be completed by notifying the form of assignment attached hereto, duly completed and signed by the Holder.
6. Merger or public offer
In the event of merger of the Company, the Holder of the Warrants will be notified and given the same information as if he was a shareholder in order to make an investment decision as to whether to exercise his vested Warrants. Moreover, in the event of a merger or a public offer on the Shares of the Company, in case of unvested Warrants, the Company’s board of directors may, in its sole discretion and as an exception to section 2(b) hereof, decide to accelerate the vesting date for exercise the Warrants before the vesting date specified in section 2(b) above.
7. Applicable law.
These Warrants and this Agreement are subject to the laws of the French Republic.
IN WITNESS WHEREOF, the parties hereto have executed this Agreement on ___. All signed copies of this Agreement shall be deemed originals.

BUSINESS OBJECTS S.A.	The Holder
By: John Schwarz
Chief Executive Officer

FORM OF SUBSCRIPTION
[to be signed upon exercise of Warrants]
BUSINESS OBJECTS S.A.
Société anonyme
with a share capital of 9,603,885.60 euros
Registered office : 157-159 rue Anatole France
92300 Levallois-Perret
R.C.S. Nanterre B 379 821 994

     I, the undersigned, Holder of                                          Warrants in total, the issue of which was decided by the Company’s board of directors at its meeting held on June 5, 2007 in accordance to the authorization granted by the Shareholders of the Company at the general shareholders’ meeting held on June 5, 2007 for an Exercise Price of                      euros per Share, hereby elects to exercise                     Warrants and to subscribe                      Company’s Shares of 0.10 euro nominal value each, and herewith makes payment of                                          euros.
The undersigned requests that the confirmation for such Shares be issued in the name of and delivered to                                                                                                            Whose address is                                                                                                                                .
Made on this __________ day of ______________, ____________
By

Signature
[above signature, please handwrite “Valid for subscription of shares.”]

FORM OF ASSIGNMENT AND CONSENT
[to be signed upon transfer of Warrants]
     I, the undersigned, Holder of                      Warrants in total, the issue of which was decided by the Company’s board of directors at its meeting held on June 5, 2007 in accordance to the authorization granted by the Shareholders of the Company at the general shareholders’ meeting held on June 5, 2007 for an Exercise Price of                      euros per Share, hereby elects transfers to                                         , who is qualified as an Immediate Family member in his/her capacity as, pursuant to the terms and conditions of the section 5 of the stock subscription warrant agreement.
Made on this __________ day of ______________, ____________
Signature of the Holder
Name
Address
* * *
I, the undersigned, [spouse, father, mother, son, daughter, brother, sister, etc] of ___, hereby agree to be bound by, and comply with, the provisions of the Stock Subscription Agreement signed on                      between Business Objects and ___.
Made on this __________ day of ______________, ____________
Signature of [spouse, father, mother, son, daughter, brother, sister, etc]
Name
Address
Agreed by Business Objects S.A.